Exhibit 15.1

High Times Announces Acquisition of 13 California Retail Assets from Harvest

The World’s Most Recognized Cannabis Brand Expands Portfolio into the World’s Largest Cannabis Market

LOS ANGELES - Apr. 28, 2020 — Hightimes Holding Corp., the owner of High Times®, the most well-known brand in cannabis, announced the execution of a definitive agreement to acquire certain equity and assets with respect to 13 planned and operational California dispensaries from Harvest Health & Recreation Inc. (CSE: HARV, OTCQX: HRVSF) (“Harvest”). The mostly stock-based transaction, upon successful closing, will allow Hightimes Holding Corp. to enter the retail sector and enable Hightimes Holdings to become one of the largest branded cannabis retailers in California overnight.

Hightimes Holdings intends to fully transform the cannabis retail stores to become High Times® destinations. Hightimes Holdings plans to revamp the existing design and rebrand each dispensary to fit the High Times® aesthetic and experience, rebranding it with the iconic High Times logo which consumers have grown to recognize over nearly five decades.

Consummation of the transactions is subject to certain closing conditions, including the receipt of certain regulatory and third-party consents. The parties are aiming to close the acquisitions no later than June 30, 2020, subject to the parties’ mutual agreement to extend the closing date.

“We’ve long supported Harvest and the other cannabis-retail-trailblazers as they pushed forward despite changing legislation, insurmountable licensing fees, political stigma and, frankly, through a process that was designed to be difficult,” said Adam Levin, Hightimes Holding Corp.’s Executive Chairman. “We have enormous respect for the Harvest brand and look forward to ushering in the next generation of retail experience with Harvest as a significant shareholder in our company. We look forward to finding a myriad of ways to work with Steve and the team at Harvest.”

Harvest Health & Recreation Inc is a vertically integrated cannabis company and multi-state operator in the U.S. Since 2011, Harvest has been committed to expanding its retail and wholesale presence throughout the U.S., acquiring, manufacturing, and selling cannabis products for patients and consumers in addition to providing services to retail dispensaries.

“This transaction allows Harvest to retain a smaller retail presence in California while investing in one of the most iconic brands in the industry,” said Steve White, Harvest’s Chief Executive Officer. “As one of the pioneers of the regulated cannabis ecosystem, we have always admired the work of High Times and are excited to watch the High Times brand flourish, as they poise themselves to enter the cannabis distribution and retail spaces.”

The deal comes in the final days of Hightimes Holding Corp.’s Regulation A+ IPO campaign. Investors interested in becoming a shareholder are encouraged to visit hightimesinvestor.com to view the High Times offering circular. You can also email investor@hightimes.com or call the brand’s investment hotline at 1 (833) BUY-HTHC (833-289-4842). View our latest Regulation A+ offering circular and our SEC filings at https://www.sec.gov/Archives/edgar/data/1714420/000149315219008495/partii.htm and https://www.sec.gov/cgi-bin/browse-edgar?company=hightimes&owner=exclude&action=getcompany.

About High Times:

For more than 45 years, High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summit, while providing digital TV and social networks, globally distributed merchandise, international licensing deals and providing content for its millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality. For more information on High Times visit http://www.hightimes.com.

About Harvest Health & Recreation Inc.:

Headquartered in Tempe, Arizona, Harvest Health & Recreation Inc. is a vertically integrated cannabis company and multi-state operator (MSO). Since 2011, Harvest has been committed to expanding its retail and wholesale presence throughout the U.S., acquiring, manufacturing, and selling cannabis products for patients and consumers in addition to providing services to retail dispensaries. Through organic license wins, service agreements, and targeted acquisitions, Harvest has assembled an operational footprint with cultivation, manufacturing and retail locations spanning multiple states in the U.S. Harvest’s mission is to improve lives through the goodness of cannabis. We hope you’ll join us on our journey: https://harvesthoc.com

Forward Looking Statements

This press release may contain information about Hightimes Holding Corp.’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, among other things. For further information about Hightimes, Hightimes encourages you to review its filings with the Securities and Exchange Commission, including its Form 1-A Offering Circular dated July 27, 2018, its Offering Circular supplement dated May 31, 2019, and all subsequent filings, including its Current Reports on Form 1-U, dated April 28, 2020.

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